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                                                                 EXHIBIT 10.51




                        AGREEMENT FOR SALE AND PURCHASE

                                 BY AND BETWEEN

                             SJH PARTNERSHIP, LTD.

                                      AND

                         DIVOT DEVELOPMENT CORPORATION

                               SOUTHEAST PARCEL 2
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                        AGREEMENT FOR SALE AND PURCHASE

                           [SOUTHEAST PARCEL 2/DIVOT]

         THIS AGREEMENT made this ____ day of _______________, 199__ (the "Effective Date"), by and between SJH PARTNERSHIP, LTD., a Florida limited partnership ("Seller") and DIVOT DEVELOPMENT CORPORATION, a Florida corporation ("Buyer").

         In consideration of the mutual undertakings of the parties set forth in this Agreement and of other valuable considerations, the receipt and sufficiency of which the parties acknowledge, the parties hereby agree as follows:

1.       GENERAL OUTLINE OF TRANSACTION.

         1.1 Outline of Transaction. Seller is the fee simple owner of those certain parcels of land in St. Johns County, Florida, referenced as the "Interchange Southeast Parcel" and "Interchange Northwest Parcel" in that certain Development of Regional Impact order approved by St. Johns County Resolution No. 91-130 as modified by Resolution No. 91-183 as further modified through the date hereof (the "Saint Johns DRI"). Buyer intends to purchase the real property generally described on Exhibit A (the "Property") consisting of approximately 4.25 acres for the development of (i) a 15,000 square foot laundry service establishment catering to commerce and industry, specifically excluding retail sales activities, and (ii) a storage yard for mobile modular office containers (the "Project") with associated parking, utility and landscaping improvements, as more particularly described and depicted on the preliminary site plan and improvement description attached hereto as Exhibit B ("Site Plan"). Seller's current land plan for the overall development of the Interchange Southeast Parcel is attached hereto as Exhibit C ("Real Estate Map"). The Real Estate Map is preliminary in nature and is subject to modification from time to time in the sole discretion of Seller. Under the terms of this Agreement, Seller and Buyer desire to (i) provide for the terms of the purchase and sale of the Property, and (ii) provide for certain continuing obligations of the parties with respect to construction and operation of the Project and related infrastructure improvements within the Interchange Southeast Parcel.

         1.2     Definitions.

                 1.2.1 Access Easement shall have the meaning set forth in Section 2.8 hereof.

                 1.2.2 Access Road shall mean and refer to that certain main arterial access entry road providing access to the Property from International Golf Parkway as more particularly described in the Site Plan.

                 1.2.3       Association shall have the meaning set forth in
Section 10.6 hereof.
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                 1.2.4    Association Covenants shall have the meaning set
forth in Section 10.6 hereof.

                 1.2.5 Closing or Closing Date shall have the meaning set forth in Section 2.7 hereof.

                 1.2.6       Closing Notice shall have the meaning set forth in
Section 2.7 hereof.

                 1.2.7       Deposit shall have the meaning set forth in
Section 2.1 hereof.

                 1.2.8 Development Criteria shall mean and refer to the Development, Architectural and Construction Criteria attached hereto as Exhibit D.

                 1.2.9 Effective Date shall have the meaning set forth in the introductory paragraph.

                 1.2.10      Escrow Agent shall have the meaning set forth in
Section 2.10 hereof.

                 1.2.11 Force Majeure shall mean acts of God, earthquakes, blizzards, tornadoes, hurricanes, fire, flood, malicious mischief, insurrection, riots, strikes, lockouts, boycotts, picketing, labor disturbances, public enemy, war (declared or undeclared), landslides, explosions, epidemics, compliance with any order, ruling, injunction or decree by any court, tribunal or judicial authority of competent jurisdiction, inability to obtain materials or supplies after the exercise of all reasonable efforts, and any other similar circumstances beyond the reasonable control of the party responsible for such performance.

                 1.2.12 Hazardous Wastes shall be as variously defined under the Resource Conservation and Recovery Act of 1976, as amended in 1984; (42 U.S.C. Sec. 6901 et seq.); the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended in 1986; (42 U.S.C. Sec. 9601 et seq.); the Federal Toxic Substances Control Act; (15 U.S.C. Sec. 2601 et seq.) ; the Clean Air Act; (42 U.S.C. Sec. 7401 et seq.); the Pollutant Spill Prevention and Control Act; (F.S. Chapter 376 et seq.); and the Florida Air and Water Pollution Control Act; (F.S. Chapter 403 et seq.) together with all rules, regulations, orders and the like, including state and local government rules, regulations and orders, applicable to the same.

                 1.2.13 Infrastructure Improvements shall have the meaning as defined in Section 9.3 hereof.

                 1.2.14 Interchange Southeast Parcel shall have the meaning as defined in Section 1.1 hereof.





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                 1.2.15    License Agreement shall mean and refer to that
certain agreement to be entered into between Buyer and Seller attached hereto as Exhibit E.

                 1.2.16 Permitted Exceptions shall have the meaning set forth in Section 2.2 hereof.

                 1.2.17    Project shall have the meaning as set forth in
Section 1.1 hereof.

                 1.2.18    Property shall have the meaning as defined in
Section 1.1 hereof.

                 1.2.19 PUD shall mean that certain Planned Unit Development Ordinance for the Interchange Southeast Parcel issued by the St. Johns County Commission, Ordinance Number 91-36, as the same may be modified from time to time.

                 1.2.20    Saint Johns DRI shall have the meaning set forth in
Section 1.1 hereof, as the same may be modified from time to time.

                 1.2.21    Site Plan shall have the meaning set forth in
Section 1.1 hereof.

                 1.2.22 Surface Water Permits shall mean Army Corps of Engineers Permit No. 199100108 (IPGS) and St. Johns River Water Management District Permits, No. 4-109-01206, No. 4-109-0122 and No. 12-109-0036, as the
same may be modified from time to time.

                 1.2.23 WGV shall mean and refer to the World Golf Village, Inc., a not-for-profit corporation, its successors and assigns.

                 1.2.24 World Golf Village Hall of Fame shall mean that certain International Golf Museum to be constructed by WGV on the Interchange Northwest Parcel to have the PGA Tour Hall of Fame, the LPGA Hall of Fame, the PGA World Golf Hall of Fame and additional associated facilities.

2.       SALE AND CONVEYANCE.

         2.1 Purchase Price and Property to be Conveyed. Under the terms of this Agreement, Seller hereby agrees to sell and convey to Buyer and Buyer agrees to purchase the Property from Seller for a purchase price of Three Dollars ($3.00) per gross square foot of the Property, as evidenced by the Survey referenced in paragraph 2.4 below (the "Purchase Price"). This Purchase Price shall be paid in cash at Closing. An amount equal to Fifty-Five Thousand Five Hundred and Thirty Nine Dollars ($55,539.00) has been delivered to Escrow Agent upon execution hereof as an earnest money deposit. The deposit referenced herein together with interest earned thereon is hereinafter referred to as the "Deposit." At Closing, the Deposit shall be credited against the Purchase Price. All payments when due





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shall be made by cash, cashier's check, wire transfer of immediately available federal funds, or other good funds. In the event payment is made by wire transfer, sums shall be deemed paid by Buyer when receipt of the wire transfer is acknowledged by a financial institution designated by Seller as the recipient and Seller's or Escrow Agent's account is credited. In conjunction with and as part of the purchase and sale of the Property, Seller shall also convey to Buyer certain easements as more specifically provided for in this Agreement.

         2.2 Permitted Exceptions. The Property shall be conveyed to Buyer free and clear of any and all liens, encumbrances, covenants, restrictions, reservations, rights of way and easements except those expressly set forth on Exhibit F attached hereto and made a part hereof and certain agreements, covenants and restrictions affecting the Property as described in this Agreement (the "Permitted Exceptions").

         2.3 Evidence of Title. Within ten (10) days of the Effective Date, Buyer shall cause to be prepared a commitment for an owner's policy of title insurance in favor of Buyer setting forth the state of title to the Property. Such commitment shall provide for the issuance of a title policy by Pappas Metcalf & Jenks, P.A., as agents for Commonwealth Land Title Insurance Company, or other title company selected by Seller, in standard ALTA Owner's Title Insurance Form, as used in the State of Florida, insuring fee simple title of Buyer to the Property and the Access Easement as provided for in Section 2.8.1 below, in the amount of the Purchase Price (the "Commitment") . Buyer shall advance the costs of the Commitment insuring an amount of One Thousand Dollars ($1,000.00) which shall be endorsed prior to Closing to insure the amount of the Purchase Price. All costs of the Commitment and the title policy shall be paid by Seller at Closing.

         2.4 Survey. Not later than expiration of the Feasibility Period, Buyer shall provide to Seller a boundary survey of the Property prepared by a licensed Florida land surveyor showing the correct legal metes and bounds description of the Property and its dimensions specified to the nearest 1/100 of an acre and by total square footage (the "Survey"). The Property will be generally as described on Exhibit A and will consist of a parcel of land of not less than four and one-quarter (4.25) acres. The Survey shall contain a certificate certified to Buyer stating that it meets the minimum requirements for survey as required by Florida law, locates all easements or improvements then located upon the Property, as evidenced by the Commitment, and includes designation of the flood plain area affecting the Property, if any. Provided that Seller shall have approved the cost of the Survey, Seller shall reimburse Buyer, at closing, for any costs advanced by Buyer to obtain the Survey or shall pay any accrued but unpaid expense thereof.





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         2.5     Defects. In the event that the Commitment or any endorsement thereto issued prior to Closing or the Survey evidences title defects or exceptions (other than the standard printed exceptions appearing in the Commitment which shall be removed at Closing) which are not Permitted Exceptions, Buyer shall give Seller written notice of such fact within ten (10) days of receipt by Buyer of the Commitment or Survey which evidences such defect. If Buyer does not provide timely notice of such exceptions, to Seller, all exceptions shall be deemed approved by Buyer and the Closing shall proceed without diminution in the Purchase Price. If Buyer provides timely notice of any defects, Seller shall have the right, but not the obligation, to cure any such defects identified in Buyer's notice. Seller will advise Buyer within ten
(10) days of receipt of the notice as to its intent to cure. If Seller elects to cure, it shall have a period of sixty (60) days to eliminate such defects and the Closing Date shall automatically be extended by a like period of time. In the event Seller does not elect to eliminate such defects, Buyer shall have the right to terminate this Agreement and receive a refund of the Deposit and all parties shall be relieved of any obligations set forth herein or Buyer may waive any such defects and agree to accept the condition of title to the Property as set forth in the Commitment and on the Survey and proceed to Closing without diminution in the Purchase Price.

         2.6 Environmental Audit. Not later than expiration of the Feasibility Period, Buyer shall cause to be prepared by Law Engineering and Associates, Inc., a Phase I Environmental Audit evidencing the Property is not contaminated by Hazardous Waste (the "Environmental Audit") . In the event the Environmental Audit evidences the Property is contaminated, Buyer shall give Seller written notice of such fact within ten (10) days of receipt by Buyer of the Environmental Audit. If Buyer does not provide timely notice of such contamination to Seller, the condition of the Property as evidence by the Environmental Audit shall be deemed approved by Buyer and the Closing shall proceed without diminution in the Purchase Price. If the Buyer provides timely notice of any contamination, Seller shall have the right, but not the obligation, to cure or remove any contamination identified in Buyer's notice. Seller will advise Buyer within ten (10) days of receipt of the notice as to its intent to cure. If Seller elects to cure, it shall have a period of sixty
(60) days to eliminate such contamination and the Closing Date shall automatically be extended by a like period of time. In the event Seller does not elect to eliminate such contamination, Buyer shall have the right to terminate this Agreement and receive a refund of the Deposit and all parties shall be relieved of any obligations set forth herein or Buyer may waive any such contamination and agree to accept the condition of the Property as set forth in the Environmental Audit and proceed to Closing without diminution in the Purchase Price. Provided that Seller shall have approved the cost of the Environmental Audit, Seller shall reimburse Buyer, at closing, for any costs advanced by





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Buyer to obtain the Environmental Audit or shall pay any accrued but unpaid expense thereof.

         2.7 Closing Date. The Closing of this transaction shall take place not later than one hundred and twenty (120) days after Seller's delivery of written notice to Buyer that WGV has commenced construction of the World Golf Village Hall of Fame and that Seller has closed those transactions to allow for construction of (i) the World Golf Village Golf Course with Scratch Golf Company, (ii) the World Golf Village Resort Hotel with John Q. Hammons Hotels Two, L.P., (iii) timeshare villas with Vistana WGV, Ltd. and (iv) the Hall of Fame with WGV, all constituting part of the World Golf Village project within the Saint Johns DRI (the "Closing Notice") (hereinafter referred to as "Closing" or "Closing Date") . The Closing shall take place in the offices of Pappas Metcalf & Jenks, Professional Association, 200 West Forsyth Street, Suite 1400, Jacksonville, Florida 32202, or at such other place within St. Johns County or Duval County as may be selected by Seller and Buyer. For purposes of the Closing Notice, commencement of construction shall be evidenced by land clearing or earth moving activities by or at the direction of WGV. If the Closing Notice has not been delivered on or before September 30, 1996 (the "Closing Notice Date"), Buyer shall be entitled, at its option, to terminate this Agreement by providing written notice to Seller not later than September 30, 1996, and the Deposit shall be returned to Buyer. If the Closing Notice has not been delivered on or before November 15, 1996, this Agreement shall be automatically terminated and the Deposit shall be refunded to Buyer, unless both parties shall execute an amendment to this Agreement extending the Closing Notice Date.

         2.8 Documents to be Delivered at Closing. At Closing, Seller shall deliver to Buyer the following documents fully executed by Seller:

                 2.8.1 (i) Special Warranty Deed conveying to Buyer fee simple title to the Property in the form and content of Exhibit G, subject only to the Permitted Exceptions; and (ii) Access Easement in the form and content of Exhibit H ("Access Easement") attached hereto.

                 2.8.2 Affidavit of Seller in form reasonably satisfactory to the title insurer for elimination of mechanics lien exceptions and parties in possession exceptions from any mortgagee title binder obtained by Buyer.

                 2.8.3 A certificate executed by the officers of Seller certifying that all representations and warranties contained herein are true and correct as of the Closing Date.

                 2.8.4 License Agreement and Memorandum of Agreement in form and content attached as Exhibits E and J, respectively.





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                 2.8.5       Assignment of development rights under the Saint
Johns DRI as provided for in Section 10.3 below.

                 2.8.6       A copy of the Letter of Credit as defined in
Section 8.3 below.

         At Closing, Buyer shall deliver to Seller the following documents:

                 2.8.7 A copy of all insurance coverage relating to the Property and operations on the Property and other items to be delivered by Buyer on or before Closing.

                 2.8.8 A certificate executed by Buyer certifying that all representations and warranties contained herein are true and correct as of the Closing Date.

                 2.8.9 Evidence acceptable to Seller's attorney that Buyer, if other than a natural person, is validly formed, in good standing and is authorized to perform its obligations under this Agreement.

         2.9 Adjustments, Prorations, Costs of Transactions. The following items shall be prorated or apportioned by the parties as of the Closing Date:

                 2.9.1 Real estate taxes taking into consideration any discounts for early payment. Taxes shall be prorated based upon the estimated amount of taxes for the year of Closing applicable to the Property.

                 2.9.2 Utility charges and any special assessments or charges imposed against the Property by governmental authorities having jurisdiction thereof.

                 2.9.3 Association assessments due and payable to the Association, as described in Section 10.6 below, for the month of Closing, if any.

                 2.9.4 Seller shall pay for (i) the cost of documentary stamp taxes on the deed of conveyance; (ii) Seller's attorneys' fees; (iii) recording fees; (iv) the Commitment prepared in accordance with Section 2.3;
(v) the Survey prepared in accordance with Section 2.4; and (vi) the Environmental Audit, provided this transaction closes. If this transaction does not close for any reason other than Seller's default, all costs of the Commitment, the Survey and the Environmental Audit incurred by Buyer shall be its sole expense. Buyer shall pay for (i) Buyer's attorneys' fees and (ii) all costs of any related transactions between Buyer and third parties, including financing costs.





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         2.10    Escrow Agreement.  The Deposit shall be deposited with Pappas
Metcalf & Jenks, P.A. ("Escrow Agent") in an interest bearing account. Interest earned on the Deposit shall be paid (i) to Seller if the transaction contemplated herein does not close and such failure is due to a default by Buyer under this Agreement, or (ii) to Buyer in all other events. Escrow Agent shall at all times be authorized to disburse the Deposit together with interest accrued thereon in accordance with written instructions executed by both Buyer and Seller. In the event that Escrow Agent shall receive a written claim of default by either Buyer or Seller against the other, then Escrow Agent shall not release the Deposit from escrow unless and until Escrow Agent shall have received joint written instructions from Seller and Buyer as to the proper disbursement of the Deposit with interest thereon or Escrow Agent has received direction from a court of competent jurisdiction as to the proper party entitled to receipt of the Deposit and interest accrued thereon. Escrow Agent shall be authorized to file an action in interpleader to determine the proper party entitled to the Deposit and the defaulting party as determined by such proceeding shall indemnify and hold harmless Escrow Agent from all costs and expenses including legal fees associated with such proceeding. Escrow Agent may act in reliance upon any writing or instrument or signature which it in good faith believes to be genuine, and may assume that any person purporting to give any writing, notice, advice or instruction in connection with the provisions hereof has been duly authorized to do so. Escrow Agent shall not be liable in any manner for the sufficiency or correctness as to form, manner and execution or validity of any instrument deposited in this escrow nor as to the identity, authority or right of any persons executing the same; and its duties hereunder shall be limited to the safekeeping of the Deposit, interest accrued thereon, and for the disposition of same in accordance with this Agreement. Escrow Agent hereby executes this Agreement for the sole and exclusive purpose of evidencing its agreement to the provisions of this Section 2.10. Buyer acknowledges that Escrow Agent is also the firm representing Seller in this transaction and Buyer consents to Escrow Agent's continued representation of Seller in any litigation arising under this Agreement.

3.       REPRESENTATIONS.

         Each party represents to the other that all of the representations made by it in this Section 3 and Sections 7.1 and 8.1 will be true at the Closing Date to all intents and purposes as if they were made at that time and shall survive the Closing.

         Seller represents to Buyer that:

         3.1 Partnership Standing. Seller is a limited partnership organized and in good standing under the laws of the State of Florida.





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         3.2     Partnership Authority.  Seller's execution and delivery of this Agreement to Buyer and its sale of the Property provided for herein have been authorized by Seller, in accordance with applicable law and that all other actions required to be taken to authorize execution of this Agreement and Seller's performance of all obligations undertaken by it under its terms have been duly and regularly taken, subject to the provisions of Section 7 below.

         3.3 Documents Delivered. To the best of Seller's knowledge, all documents delivered to Buyer as required under the terms of this Agreement constitute true and correct copies of the original instruments and, except as set forth in this Agreement, to the best of its knowledge Seller knows of no amendment, modification or other change to said documents.

         3.4 No Condemnation or Litigation. To Seller's knowledge, there are no condemnation proceedings or other litigation either pending or threatened, against the Property which would have a material and adverse impact upon the construction of the Project upon the Property, other than claims related to bond validation proceedings, St. Johns County vs. State of Florida, et al., Case No. CA95-928, as to which the Supreme Court of Florida, on appeal, has affirmed the order validating such bonds issued by the Circuit Court, which threatened claims have not occurred subsequent to the Supreme Court affirmation.

         3.5 No Violations - Interchange Tract. Seller has received no notice of any actual, threatened or contemplated suits, actions or proceedings with respect to all or part of the Interchange Tract (i) for condemnation or
(ii) alleging any violation of any applicable law or regulation.

         3.6 No Hazardous Wastes. To Seller's knowledge, no hazardous wastes have been discharged, released, disposed of or allowed to escape on or under the Property and to the actual knowledge of SJH Partnership, no investigation, administrative order, consent order or agreement, litigation or settlement with respect to hazardous wastes is proposed, threatened, anticipated or in existence with respect to the Property.

         3.7 No Violations of Permits. The Surface Water Permits, the CUP permit, the Saint Johns PUD and the Saint Johns DRI are in full force and effect and there have been no modifications or violations of any of the terms or conditions thereof which would adversely affect or delay the development or operation of any component part of the Property. The Saint Johns PUD and Saint Johns DRI expressly allow construction of the Project subject to compliance with the terms and conditions thereof and compliance with all other applicable laws and regulations including, but not limited to, the requirement to obtain Final Development Plan approval, Construction, Plan Approval and a building permit. To Seller's knowledge, there are no terms and conditions of the Surface Water Permits, St. Johns





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PUD or Saint Johns DRI or any other outstanding permits relating to the
Property that would prohibit or render impossible construction of the Project within the Saint Johns DRI.

         3.8 No Liens. To Seller's knowledge, without investigation, there are no liens imposed by the County against the Property which would be due and payable after the Closing Date, except as specifically contemplated under the terms of this Agreement, taxes for the year of conveyance and as shown in the Permitted Exceptions or the Commitment.

         3.9 Rights of Acquisition. No other person, firm, corporation or other entity has any right or option to acquire the Property or any portion thereof or an interest therein, except as set forth in the Permitted Exceptions.

         3.10 Parties in Possession. There are no parties in possession of any portion of the Property, whether as lessees or tenants at sufferance.

         Buyer represents to Seller that:

         3.11 Corporate Standing. Buyer is a corporation organized and in good standing under the laws of the State of Florida and is qualified to do business in the State of Florida.

         3.12 Corporate Authority. Buyer's execution and delivery of this Agreement to Seller and its purchase of the Property provided for herein have been authorized by Buyer, in accordance with applicable law, and that all other actions required to be taken to authorize execution of this Agreement and Buyer's performance of all obligations undertaken by it under its terms have been duly and regularly taken.

         3.13 No Actions. There are no actions, suits or proceedings pending or to the knowledge of Buyer threatened against or affecting Buyer, which would impede or otherwise impair its ability to perform its obligations under this Agreement.

4. BUYER'S EXAMINATIONS. Buyer and its agents, at their own risk and expense, at any time prior to Closing, shall have the right and privilege to enter upon any portion of the Property to inspect, examine, survey and otherwise perform or conduct such tests, inspections, studies or other evaluations as Buyer may deem necessary in conjunction with Buyer's acquisition of the Property including, but not limited to, an engineering feasibility study which may include topographic surveys, core borings, soil test pits and load bearing tests, as may be required by Buyer to determine the physical characteristics of the substrata of the Property. In addition, Buyer shall make such examinations of Seller's plans for future development (residential, commercial, recreational and otherwise) , the zoning, permitting and all governmental approvals,





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utility supply and all other matters required for Buyer's development plans for the Property as Buyer deems necessary. Following Buyer's inspection of the Property, Buyer shall restore the Property to its original condition and shall indemnify and hold Seller harmless from and against any and all claims, costs, expenses and damages to persons and/or property incurred by, through or out of the exercise of such privilege. Buyer's indemnity set forth herein shall survive the closing of this transaction or the termination of this Agreement.
In entering into this Agreement, Buyer shall not rely upon any oral or written representations, warranties or statements, whether express or implied, made by Seller or any agent, employee or representative of Seller or by any broker or any other person representing or purporting to represent Seller with regard to the Property or any matters affecting the Property which are not expressly set forth in this Agreement. Seller is not the agent of WGV and has no authority to bind WGV. Buyer will make such examination of matters relating to WGV and the World Golf Village Hall of Fame prior to Closing as Buyer deems necessary.
Buyer agrees that prior to Closing, Buyer shall notify Seller of its intent to consult with any governmental authority concerning permits or other governmental approvals applicable to the Property or the Saint Johns DRI and provide Seller an opportunity to participate in any such consultation on or before 5:00 P.M. on June 21, 1996 (the "Feasibility Period"), Buyer shall deliver written notice to Seller of Buyer's election to either (i) terminate this Agreement for any reason which Buyer, in its sole discretion, deems appropriate (the "Termination Notice"), or (ii) proceed under the terms of this Agreement (the "Notice to Proceed"). Upon delivery of the Termination Notice to Seller, this Agreement will be null and void and the parties hereto will have no further rights or obligations hereunder except as set forth in this Section
4. Upon such termination, the Deposit shall be returned to Buyer by Escrow Agent. Upon delivery of the Notice to Proceed to Seller, the contingency provided for in this paragraph shall be deemed satisfied. If Buyer fails to deliver either of the Termination Notice or the Notice to Proceed (together with the amount of any additional Deposit then due) by 5:00 P.M. on the last day of the Feasibility Period, this Agreement shall be automatically terminated and the Deposit shall be refunded by Escrow Agent to Buyer.

5.       ACKNOWLEDGMENTS OF BUYER. Buyer acknowledges that:

         5.1 Condition of Property. Buyer is relying solely upon its investigations and inspections made during the Feasibility Period in purchasing the Property and those representations and warranties set forth herein and agrees that it will accept the Property '!as is," subject to reasonable use, wear, tear and natural deterioration between the date of this Agreement and the Closing Date without any reduction in the Purchase Price for any change in such position by reason thereof.





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         5.2     Development Criteria.  Buyer has an obligation to construct and develop the Project in compliance with the Development Criteria and such obligation constitutes a material inducement to Seller to enter into this transaction with Buyer. The Development Criteria shall constitute covenants running with title to the Property and shall be binding upon the successors and assigns of the parties to this Agreement.

         5.3 County Approvals. Buyer shall, at its own cost and expense, be responsible for submission of all materials and applications pertaining to construction of the Project to St. Johns County and any other governmental authorities, including application for final development plan approval and building permits and payment of all fees and charges imposed by any such authorities in connection with such permits and approvals including, but not limited to, impact fees.

         5.4 Exculpation. Seller's review and approval of any plans and specifications does not constitute Seller's representation that the same are in compliance with any applicable building or zoning codes, nor do such approvals constitute Seller's approval of Buyer's construction standards or technique. The purpose of Seller's approval is to ensure that such improvements are of an appearance and quality compatible with the development plan for the Saint Johns DRI and are developed in compliance with the terms of this Agreement. In connection with all reviews, acceptances, inspections, or approvals by Seller contemplated under this Section, Seller shall not be liable to Buyer or to any other person on account of any claim, liability, damage or expense suffered or incurred by or threatened against Buyer or such other person and arising out of, or in any way related to, the subject matter of any such reviews, acceptances, inspections or approvals, whether given, granted or withheld by Seller.

         5.5 PUD/DRI. The Property is subject to the Saint Johns DRI and PUD and other state and federal land use regulations generally applicable to the development of real estate.

         5.6 Utilities. All utility connection fees, tap-in fees and other charges for utility service to the Property, the cost of construction of all on-site and off-site utility lines and any improvements necessary to connect into existing lines within the Interchange Southeast Parcel and other contributions in aid of construction as may be required by any utility company to service the Property shall be installed by Buyer or shall be the financial responsibility of Buyer at its sole cost and expense, except as shall constitute part of the Infrastructure Improvements as defined in Section 9.3. to be constructed by Seller.

6.       OBLIGATIONS OF BUYER AND SELLER PRIOR TO CLOSING.

         6.1 Preliminary Plans. On or before thirty (30) days prior to Closing, Buyer shall cause to be prepared and delivered to Seller, at Buyer's expense, for Seller's review and approval, the preliminary plans and specifications for the Project (the "Preliminary Plans"). The Preliminary Plans shall comply with the Development Criteria and the Site Plan and shall include:

                 6.1.1 A detailed site plan depicting the location of all improvements to be constructed upon the Property including, but not limited to the location of all buildings, roads, drives, lakes, canals, drainage structures, parking areas, traffic circulation within the Project and the point of connection to the arterial road system; and

                 6.1.2       A preliminary landscaping plan.

                 6.1.3 Preliminary elevations showing building style, roof pitch and including material samples and colors.

         6.2 Seller's Approvals. Seller shall promptly review all plans, documents and other items required to be delivered to Seller pursuant to this Agreement for Seller's approval whether prior to or subsequent to Closing and shall notify Buyer in writing of Seller's approval or disapproval within fifteen (15) days from receipt of such items by Seller unless another time period is specifically provided for herein. To the extent Seller shall disapprove any items submitted for approval, its reasons for such disapproval shall be provided in writing coincident with notice.

7. CONDITIONS OF SELLER'S OBLIGATIONS TO CLOSE THIS TRANSACTION. In addition to the rights of termination of Buyer and Seller set forth in Sections 2.5, 2.7 and 4 above, in the event any of the following conditions shall not be met at Closing, Seller may, at its option, terminate this Agreement or Seller may, at its option, waive such condition and proceed to Closing. In the event this Agreement terminates as a result of failure of conditions set forth in Sections 7.1, 7.2 or 7.3, and Seller shall be in compliance with the terms and conditions of this Agreement, the Deposit shall be delivered to Seller.

         7.1 Buyer's Representations. Buyer shall certify to Seller at Closing that all representations and warranties made under this Agreement are true and correct as of the Closing Date.

         7.2 Complete Performance. At Closing, or at such time prior to Closing as may be specified herein, Buyer shall have performed,, all obligations of Buyer under this Agreement to be performed prior to Closing.

         7.3 Preliminary Plan Approval. Seller shall have approved the Preliminary Plans submitted by Buyer in accordance with Section 6.1.

8. CONDITIONS OF BUYER'S OBLIGATIONS TO CLOSE THIS TRANSACTION. In addition to the rights of termination of Buyer and Seller set forth in Sections 2.5, 2.7 and 4 above, in the event any of the following conditions shall not be met at Closing, Buyer may, at its option, terminate this Agreement and the Deposit shall be refunded to Buyer, or as to the conditions set forth in Sections 3, 8.1, 8.2, 8.3, 8.4 and 8.5, Buyer may (i) waive such conditions and proceed to Closing, without diminution in the Purchase Price, or (ii) extend the time frame for such conditions to be satisfied.

         8.1 Seller's Representations. Seller shall certify to Buyer at Closing that all representations and warranties made under this Agreement are true and correct as of the Closing.

         8.2 Complete Performance. Seller shall have performed all obligations of Seller provided for herein to be performed prior to Closing.

         8.3 World Golf Village Golf Course Conveyance Agreement. Seller shall have closed on the conveyance of the World Golf Village Golf Course under the terms of the World Golf Village Golf Course Conveyance Agreement which provides for (i) completion of construction of the World Golf Village Golf Course not later than February 1, 1998, and (ii) delivery of a Letter of Credit in the amount of Four Million Dollars ($4,000,000.00) to secure completion of construction of the World Golf Village Golf Course (the "Letter of Credit").

         8.4 Permitted Exceptions. Buyer acknowledges that certain of the permitted exceptions are currently under negotiation with other affected parties. To the extent that the terms of the permitted exceptions shall be modified at any time prior to closing, the Seller shall provide Buyer with written notice of such modifications as soon as reasonably practicable. Buyer shall have fifteen (15) days from the date of such notice to review such modifications; and to the extent any such modifications shall materially and adversely affect (in the exercise of Buyer's reasonable discretion) Buyer's development of the project, Buyer shall have the right to terminate this Agreement upon written notice to Seller prior to the expiration of such fifteen
(15) day period.

         8.5 Engineer's Certificate. Seller shall have delivered to Buyer a certificate in the form attached hereto certifying an estimated date of completion of the Infrastructure Improvements, which date shall be not more than two hundred and seventy (270) days from the Closing Date.

9.       CONSTRUCTION.

         9.1     Final Plan and Specification Approval.  Not later than fifteen
(15) days prior to the commencement of any construction upon the Property, Buyer shall cause to be prepared and delivered to Seller a copy of all working drawings, plans and specifications and material samples for the construction of the Project, and all parking, landscaping, lighting, signage, utility lines and related amenity improvements and equipment to be located upon the Property as part of the Project. Such plans and specifications and material samples submitted by Buyer shall be in strict compliance with the Final Development Plan, as defined in Section 9.9 hereof, for the Property approved by Seller, the Preliminary Plans approved by Seller, the Development Criteria and the Site Plan. Approval by Seller shall not be arbitrarily withheld but disapproval may be based upon purely aesthetic grounds determined in the reasonable discretion of Seller. The working drawings, plans and specifications, materials and signs described herein and approved by Seller are referred to as the "Plans and Specifications." Upon Seller's approval of the Plans and Specifications, Buyer shall reassign to Seller the right to develop that number of units equal to the difference between the Project description and the units included in the Plans and Specifications, in the form and content of the Assignment as described in
Section 10.3 hereof.

         9.2 Buyer Utility Installation and Other On-and Off-Site Improvements. Buyer shall, at Buyer's expense, construe underground electric tie-in and local line from the Property; (ii) underground telephone tie-in and local line from the Property; (iii) curb-cut and access from the Property onto the Access Road; and (iv) any other utilities to be installed to service the improvements or contributions in aid of construction required by any utility company to be constructed by Buyer as a condition to such service, all of which shall be constructed at the connection points within the development as depicted on the approved Preliminary Plan, except as may be constructed by Seller as part of the Infrastructure Improvements.

         9.3 Offsite Infrastructure. Seller shall be responsible for (i) construction of the Access Road into the Interchange Southeast Parcel providing pedestrian and vehicular ingress and egress to the point as shown on the Site Plan ("Road Connection Point") and (ii) construction of the master drainage system located outside the boundaries of the Property in accordance with the Surface Water Permits (collectively the "Infrastructure Improvements"). Seller may determine the date of commencement of construction of the Infrastructure Improvements, providing that the timing of such commencement shall be coordinated with Buyer so that the Infrastructure Improvements shall be completed not later than two hundred and seventy (270) days after the Closing Date, subject only to Force Majeure. Buyer acknowledges that the electric, telephone and water and sewer lines necessary to service the Property are installed by independent utility companies. Seller is not responsible for the installation of any utility improvements constructed by such utility companies or for the availability of service from utility companies to the Property.

         9.4 Mechanic's Liens. Buyer and Seller shall comply in all respects with the Florida Mechanics Lien Law to ensure that no mechanics lien is imposed upon property of any other party during the course of construction. Any mechanics lien affecting property owned by another shall immediately be bonded off by the responsible party.

         9.5 Insurance. Buyer, from and after having commenced construction activities, shall be responsible to maintain, during the progress of any work on the Property, insurance written by companies of recognized standing qualified to do business in Florida, as follows:

                 9.5.1 General comprehensive public liability insurance for bodily injury, death or property damage, with minimum limits of Three Million Dollars ($3,000,000.00) for bodily injury or death for any one occurrence or accident, and One Million Dollars ($1,000,000.00) for property damage for any one occurrence or accident;

                 9.5.2 Workers Compensation in complete compliance with all federal and state laws;

                 9.5.3 Comprehensive automobile liability (owned, non-owned, hired), which coverage shall be not less that Five Hundred Thousand Dollars ($500,000.00);

                 9.5.4 Builders, risk insurance insuring against all loss or damage to the work by reason of any hazard; and

                 9.5.5 Certificates of such insurance coverage shall be furnished to Seller before commencement of any construction activity. These certificates shall provide that the insurer shall give thirty (30) days written notice to Seller prior to change or cancellation of any policy. All policies of insurance shall contain a waiver of subrogation of any rights against Seller, its employees, agents, servants and representatives, as related to any or all losses, expenses, demands, claims or suits caused or occasioned by, attributed to, arising out of or incident to any negligence or misfeasance on the part of Seller, its employees, agents, servants or representatives. Seller shall be named as an, additional insured under each policy carried pursuant to this
Section 9.5 with coverage extended for all risks protected against by such policy. Each such policy carried shall be primary, whether or not the other party has other collectable insurance. Certificates of such insurance shall be delivered to Seller prior to commencement of any construction.

         9.6 Indemnity. In consideration of One Hundred Dollars ($100.00) paid by Seller to Buyer, receipt and sufficiency of which is hereby acknowledged, Buyer agrees to hold harmless and indemnify Seller, its agents and employees, against all damages, claims, liabilities, losses or related expenses, including reasonable attorneys' fees, that may arise from:

                 9.6.1 Any personal injury or property damage not covered by the insurance described in Section 9.5 above in connection with construction activities upon the Property, except resulting from the actions of Seller or agents of Seller; and

                 9.6.2 Any mechanics or materialmen liens filed against the property of another in connection with construction activities, including liens for materials delivered to the construction site.

         9.7 Permit Compliance. The parties acknowledge that the improvements to be constructed upon the Property are subject to certain conditions and requirements contained in the Saint Johns DRI, PUD and Surface Water Permits, as the same may be modified from time to time. Buyer and Seller shall comply with all applicable provisions of the Saint Johns DRI, PUD and Surface Water Permits, and shall hold harmless and indemnify the other from any violations thereof by the indemnifying party.

         9.8 Coordination. The parties acknowledge that construction efforts will be undertaken simultaneously by several parties upon the Property, the World Golf Village and other portions of the Saint Johns DRI. Buyer agrees that it will use all reasonable efforts to coordinate construction activity so as to minimize interference with the work of other parties during the course of construction. Seller and Buyer agree to consult on a regular basis as to the timing of their respective construction activities and as related to the World Golf Village so as to allow for maximum coordination and efficiency in the progress of each of their work. All contractors providing construction services to the Property shall be required to comply with the Construction Rules and Regulations attached as Exhibit I.

any modifications thereto. Provided that such Final Development Plan shall comply with all terms and provisions of this Agreement, Seller's approval shall not be unreasonably withheld.

         9.9 Final Development Plan. Prior to submission of any Final Development Plan for the Property as defined in the St. Johns County Zoning Code to St. Johns County for approval, Buyer shall first obtain Seller's approval of such Final Development Plan and any modifications thereto. Provided that such Final Development Plan shall comply with all terms and provisions of this Agreement, Seller's approval shall not be unreasonably withheld.

         9.10 Compliance with Drainage Plan. Upon completion of the improvements constricted upon the Property, Buyer shall cause all drainage areas within the Property to be brought to the elevation shown for drainage improvements as part of the Surface Water Permits. Buyer shall provide to Seller, upon completion of

         9.11 Plat of Access Road. Not later than ninety (90) days after the Closing Date, subject to Force Majeure, Seller shall, at its expense, obtain an approved preliminary plat of the Access Road and shall post such performance security with the County with respect to such plat as may be required by the County as a condition to issuance of building permits for construction of the Project.

         9.12 Buyer's Indemnification. Buyer covenants and agrees to defend, indemnify and save harmless seller from and against (i) any and all liability, claims, damages, injury, actions or causes of action at law, in equity or administrative proceedings whatsoever resulting from the operation, conduct and use of the Property, including any such claims, damage, injury or action at law or equity or administrative proceeding resulting from the ownership, use, operation or existence of the laundry facilities on the Property and (ii) the impairment or diminution in value or other interference caused by pollution arising out of or in the course of Buyer's business including, but not limited to, cost and expense of operations designed to remove, neutralize or clean up any substance which is released or which escapes and which causes environmental impairment, or could cause an environmental impairment if not removed, neutralized or cleaned up, to the extent that such cost and expense has been incurred by Seller or for which Seller may become liable, including cost and expenses of defending any suit against Buyer, including the appeal therefrom, as well as Seller's reasonable attorneys, fees connected therewith.

10. EASEMENTS AND RESTRICTIONS AFFECTING SELLER'S ADJACENT PROPERTY AND THE PROPERTY.

         10.1 Access to Property. Seller shall grant to Buyer and its tenants, for the benefit of the Property, a permanent, nonexclusive easement for ingress and egress over and upon a portion of the Access Road for the benefit of Buyer, its business invitees and suppliers. The form and content of the easement to be granted to Buyer is attached hereto as Exhibit H.

         10.2 Continuing Architectural Approvals. Seller and the Association(s) shall have a continuing right to approve the construction of any improvements upon the Property as reserved to Seller under the Special Warranty Deed and as provided for in the Association Covenants described in Section 10.6 below.

         10.3 Use Restrictions and DRI Allocation of Development Rights. Buyer shall continuously use the Property solely for the development of (i) a 15,000 square foot laundry service establishment catering to commerce and industry, but specifically excluding retail sales activities, and (ii) a storage yard for mobile modular office containers. At Closing, Seller shall assign to Buyer development rights in the industrial category of development under the Saint Johns DRI.

         10.4 Easements Reserved by Seller. Seller shall reserve certain easements over and upon the Property for the benefit of the Interchange Southeast Parcel and other lands within the Saints Johns DRI as follows:

                 10.4.1 Non-exclusive perpetual easements for drainage which shall also provide for Buyer's right to drain the Property in and through the drainage system constructed by Seller in accordance with the Surface Water Permits, as provided for in the Special Warranty Deed.

                 10.4.2 Non-exclusive perpetual easements for the benefit of Seller and/or utility companies designated by Seller to service the Property and for the installation of sewer, water, telephone, electricity and CATV service, all as provided for in the Special Warranty Deed.

         10.5 Additional Covenants and Restrictions. The Property shall be conveyed to Buyer subject to certain additional covenants and restrictions regarding use and operation of the Project, as more specifically set forth in the Exhibits to this Agreement. The rights reserved to Seller and the obligations of Buyer under the terms of this Agreement shall be evidenced in the Special Warranty Deed and Memorandum of Agreement to be executed at Closing.

         10.6 Association Covenants. Prior to Closing, the Property shall be subjected to Declaration of Covenants for a property owners, association ("Association") within the Saint Johns DRI (the "Association Covenants") attached hereto as Exhibit K. The Association Covenants shall provide for normal and customary covenants and assessments for commercial property owners' association including architectural review and assessments for maintenance of drainage and other common area improvements and-common services. Seller shall have the right, in its sole discretion, to modify the Association Covenants; provided, however, Seller shall not be permitted to make any modifications that are material and adverse to Buyer without Buyer's prior written consent. Prior to recording any covenants and restrictions upon the Property, Buyer shall deliver to Seller a copy of the proposed covenants, articles of incorporation and bylaws of the governing association for Seller's approval for consistency with the Association Covenants, Saint Johns DRI, PUD, surface water permits and the Development Criteria.

11.      REMEDIES FOR DEFAULT.

         11.1 Remedies of Seller. In the event that Seller performs all obligations provided for in this Agreement and (i) Buyer fails to close this transaction in accordance with the terms hereof or (ii) in the event Buyer shall default in any obligations of Buyer under the terms of this Agreement, this Agreement may be terminated by Seller and Seller shall be entitled to retain the Deposit as agreed upon and liquidated damages for Buyer's default, recognizing that actual damages are incapable of ascertainment. Buyer and Seller acknowledge that this constitutes a reasonable payment to Seller as a result of Buyer's default and does not constitute a penalty.

         11.2 Remedies of Buyer. In the event that Buyer performs all obligations provided for herein and Seller fails to close this transaction as contemplated under the terms of this Agreement, then in such event Buyer shall have the remedy of specific performance or shall be entitled to terminate this Agreement and receive a refund of the Deposit and pursue a cause of action for actual damages, but specifically excluding any right or claim to consequential damages, loss of profits or loss of benefit of bargain damages.

         11.3 Remedies Subsequent to Closing. The parties shall each have all remedies provided at law and in equity as to defaults in each of their obligations to be performed subsequent to Closing.

12.      MISCELLANEOUS.

         12.1 Notices. Any notice, demand, consent, authorization, request, approval or other communication (collectively, "Notice") that any party is required, or may desire, to give to or make upon the other party pursuant to this Agreement shall be effective and valid only if in writing, signed by the parties giving such Notice, and delivered personally to the other parties or sent by express 24-hour guaranteed courier or delivery service, by facsimile transmission or by registered or certified mail of the United States Postal Service, postage prepaid and return receipt requested, addressed to the other parties as follows (or to such other place as any party may by Notice to the others specify):

                 TO SELLER:
                 SJH Partnership, Ltd.
                 c/o St. Johns Harbour, Inc.
                 3797 New Getwell Road
                 Memphis, TN 38118
                 Attention: Louis Baioni
                 cc: William H. Stubblefield, Esquire
                 Telephone: (901) 369-1500
                 Facsimile: (901) 369-1629

                 WITH COPY TO:

                 M. Lynn Pappas, Esquire
                 Pappas Metcalf & Jenks, P.A.
                 200 West Forsyth Street, Suite 1400
                 Jacksonville, FL 32202-4327
                 Telephone: (904) 353-1980
                 Facsimile: (904) 353-5217

                 WITH COPY TO:
                 Davidson Development, Inc.
                 2395 International Golf Parkway
                 St. Augustine, FL 32095-8427
                 Attention: James E. Davidson, Jr.
                 Telephone: (904) 826-4443
                 Facsimile: (904) 826-3226

                 TO BUYER:

                 Divot Development Corporation
                 442 West Kennedy Boulevard, Suite 200
                 Tampa, FL 33608
                 Attention: Joseph R. Cellura
                 Telephone: (813) 251-1441
                 Facsimile: (813) 251-8665

                 WITH COPY:
                 Fred S. Ridley, Esquire
                 Annis, Mitchell, Cockey, Edwards, Roehn
                 One Tampa City Center, Suite 2100
                 P.O. Box 3433
                 Tampa, FL 33601
                 Telephone: (813) 229-3321
                 Facsimile: (813) 223-9067

         Notices shall be deemed given when received, except that if delivery is not accepted, Notice shall be deemed given on the date of such non-acceptance.

         12.2 Brokerage. Seller and Buyer represent to each other that neither has dealt with any broker, middle man or agent in connection with this transaction other than Davidson Realty, Inc. and SJH Realty, Inc. Seller and Buyer agree to indemnify and hold one another harmless from and against all liabilities and expenses in connection with any claims for commission, compensation or otherwise for the bringing about of this transaction or the consummation thereof, which can be-made against the other by any person, firm or corporation as the result of any acts of the other party.

         12.3 Condemnation. If at any time prior to Closing, any proceedings shall be commenced or consummated for the taking of the Property or material part of the Property for public or quasi-public use pursuant to the power of eminent domain, either party may, by written Notice to the other within thirty (30) days of notice of such taking, elect to terminate this Agreement, the Deposit shall be returned to Buyer and all parties shall be relieved of all further obligations hereunder. Unless this Agreement is terminated as provided above, it shall remain in full force and effect and Seller shall assign and transfer to Buyer any interest in any awards made with respect to the Property. If at any time prior to Closing, any proceedings shall be commenced or consummated for the taking of an immaterial portion of the Property for public or quasi-public use pursuant to the power of eminent domain, neither party shall have the right to cancel this Agreement and it shall remain in full force and effect. For purposes of this Section, a material part of the Property shall be an amount of land area equal to 500 square feet.

         12.4 Attorney's Fees. In the event of litigation arising pursuant to the provisions of this Agreement, the prevailing party shall be entitled to collect reasonable attorneys' fees from the non-prevailing party and costs and expenses of such litigation, whether at the trial level or on appeal.

         12.5 Effect of this Agreement. This Agreement constitutes the complete agreement between the parties with respect to its subject matter; and all antecedent or contemporaneous negotiations, undertakings, representations, warranties, inducements and obligations are merged into this Agreement and superseded by its delivery, except as may be evidenced by separate agreement between the parties. Any express indemnities contained in this Agreement survive the Closing, as do the parties, covenants of further assurances and obligations of the parties to be performed subsequent to the Closing Date. No provision of this Agreement may be waived unless such waiver is set forth in writing and signed by the party to be charged; and this Agreement otherwise may be modified or amended only by a written instrument signed by Buyer and Seller.

         12.6 Assignment. Seller acknowledges and agrees that Buyer's financial condition and business reputation constitute a significant inducement for Seller's willingness to enter into this Agreement. As a result, Buyer agrees that it will not convey, assign, encumber or otherwise transfer any interest in its rights contained in this Agreement prior to Closing to any party without Seller's prior written consent which may be granted or withheld at Seller's sole discretion.

         12.7    Interpretation.   This Agreement will be interpreted,
construed, applied and enforced according to the laws of the State of Florida. If all or any portion of the provisions of this Agreement shall be declared invalid by laws applicable thereto, such invalid portion shall be ineffective and unenforceable without invalidating the remaining provisions of this Agreement. All captions and headings appearing are for convenience only and shall not be considered in construing or giving effect to the provisions hereof. Time is of the essence with respect to all provisions of this Agreement. If any date for performance under this Agreement shall fall on a weekend or national holiday, the date for performance shall be the next business day.

         12.8 Risk of Loss. All risk of loss to the Property prior to Closing shall be borne by Seller.

         12.9 No Joint or Partnership. This Agreement is not intended nor shall it be construed to create a joint venture or partnership between the parties and neither party shall constitute the agent of the other for any purpose.

         12.10 No Third Party Beneficiaries. This contract constitutes an agreement between Seller and Buyer as to all provisions contained herein. Notwithstanding anything contained herein to the contrary, this Agreement is not intended nor shall it be construed to create any rights or remedies as to third parties, including but not limited to, WGV. No party shall constitute a third party beneficiary to the terms of this Agreement.

         12.11 Acceptance. In the event this Agreement is not executed by Seller or Buyer within five (5) days of the date first executed, this Agreement shall thereafter be null and void and neither party shall have any liability or obligation hereunder.

         12.12 Press Releases. Buyer shall not make any press releases or other media dissemination of information relating to the transactions contemplated herein without the prior approval of Seller.

         12.13 Drafting. This Agreement and all Exhibits hereto have been negotiated at arm, s length by Seller and Buyer, and the parties mutually agree that for the purpose of creating the terms" of this Agreement, or said Exhibits, neither party shall be deemed responsible for the drafting thereof.

         12.14 Recitals and Exhibits. All recitals and all Exhibits referred to in this Agreement are incorporated herein by reference and shall be deemed part of this Agreement for all purposes as if set forth at length herein.

         12.15 Counterparts. This Agreement may be executed by the parties hereto individually or in combination in one or more counterparts, each of which shall be an original, and all of which shall constitute one and the same instrument.

         12.16 Confidentiality. Except as required in the normal conduct of the business of the parties to this Agreement or by law, Buyer, without the prior written approval of Seller, shall not, at any time during the term of this Agreement or thereafter, divulge to any person, other than its attorneys, accountants, employees, professional advisors and WGV, any information concerning the terms and provisions of this Agreement, except as may be evidenced in the public records of St. Johns County, Florida.

         12.17 Estoppel Certificates. Upon the written request of any parties hereto, the other party shall execute and deliver a certificate certifying that there are no known defaults on the part of any party to this Agreement or any Exhibits hereto, or if there are such defaults specifying the particulars of such default and certifying that there are no setoffs or defenses to the enforcement of the terms of this Agreement, or if there are, specifying the particulars of such setoffs or defenses which shall be binding upon the parties executing such estoppel. Upon request of any institutional lender, Seller agrees to provide to such lender a copy of any written Notice of default provided to Buyer under the terms of this Agreement at the address provided for in such request.

         IN WITNESS WHEREOF, the undersigned have set their hands and seals as of the date first above written.

                                       SELLER:

                                       SJH PARTNERSHIP, LTD., a Florida
                                       limited partnership

                                       BY:  SJ MEMPHIS, LTD., a Florida
                                       limited partnership, its general partner

                                       By:      ST. JOHNS HARBOUR, a Florida
                                                corporation, its general
                                                partner



                                                By:   s/s Louis Baioni
                                                   -------------------------
                                                   Louis Baioni
                                                   Its President

                                                   [CORPORATE SEAL]

                                       BUYER:

                                       DIVOT DEVELOPMENT CORPORATION, a
                                       Florida corporation



                                       By:   s/s Joseph R. Cellura
                                          ----------------------------------
                                          (Print Name) JOSEPH R. CELLURA
                                          Its:  Director CEO
                                               (CORPORATE SEAL)

                                        ESCROW AGENT:

                                        PAPPAS METCALF & JENKS, P.A.



                                        By:  /s/ M. Lynn Pappas
                                           -----------------------------
                                           (Print Name): M. Lynn Pappas
                                           Its:  Vice President

List of Exhibits


A.       Property
B.       Site Plan
C.       Real Estate Map
D.       Development Criteria
E.       License Agreement
F.       Permitted Exceptions
G.       Special Warranty Deed
H.       Access Easement
I.       Construction Rules and Regulations
J.       Memorandum of Agreement
K.       Southeast Association Covenants
L.       Engineer's Certificate

                                   EXHIBIT A





                                   WORLD GOLF
                                    VILLAGE